EXHIBIT 21.1

Subsidiaries of the Registrant

 The subsidiaries of ZAGG Inc (the “Registrant”) as of March 8, 2016, are listed below:

Subsidiary Name	Ownership	Jurisdiction

ZAGG Intellectual Property Holding Company, Inc.	100.0%	United States
ZAGG International Distribution Limited	100.0%	Ireland
ZAGG Retail, Inc.	100.0%	United States
ZAGG LLC	100.0%	United States
Bronco Corporation	100.0%	Cayman Islands
Ute Corporation	100.0%	Cayman Islands
Patriot Corporation	100.0%	Ireland
iFrogz Inc.	100.0%	United States
Superior Brand Limited	100.0%	Hong Kong
HzO, Inc.	8.55%	United States
mophie inc.	100.0%	United States
mophie LLC	100.0%	United States
mophie Technology Development Co., Ltd	100.0%	China
mophie Netherlands Cooperatie U.A.	100.0%	Netherlands
mophie Limited	100.0%	Hong Kong